EXHIBIT 4.2

SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT (this “Agreement”) is made and entered into as of this 18th day of October, 2013, by and among People’s Utah Bancorp, a Utah corporation (“PUB”); each of the new shareholders of PUB listed on Schedule A attached hereto (each a “PUB New Shareholder”); and certain of the current shareholders of PUB listed on Schedule B attached hereto (each a “PUB Old Shareholder,” and together with the PUB New Shareholders, the “Shareholders”).

RECITALS

A. Concurrently with the execution of this Agreement, PUB and Lewiston Bancorp (“LB”), a Utah corporation are consummating a merger pursuant to a Merger Agreement, dated June 18, 2013 (the “Merger Agreement”) by which LB is merging with and into PUB, as a result of which Lewiston State Bank (“LSB”), a wholly-owned subsidiary of LB, will become a wholly-owned subsidiary of PUB. Capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Merger Agreement.

B. In connection with the Merger Agreement, the parties thereto desire to provide the PUB New Shareholders with the right, among other rights, to designate the election of certain members of (1) the board of directors of PUB (the “PUB Board”), and (2) the board of directors of LSB (the “LSB Board”) in accordance with the terms of this Agreement.

C. The parties also desire to enter into this Agreement to set forth their agreements and understandings with respect to certain actions of PUB relating to LSB.

NOW, THEREFORE, the parties agree as follows:

1. Voting Provisions Regarding Board of Directors.

1.1 Board Composition.

(a) The PUB New Shareholders, by the affirmative vote of a majority of the Shares held by the PUB New Shareholders, shall have the right to nominate to each of the PUB Board and the LSB Board the greater of (a) two individuals, or (b) the percentage of individuals (rounded down) that is equal to the percentage of PUB common shares held by the PUB New Shareholders. PUB common shares are hereinafter referred to as “Shares.” The directors nominated pursuant to this Subsection 1.1(a) shall be referred to as the “Director Designees.”

(b) Each Shareholder agrees to vote, or cause to be voted, all Shares owned by such Shareholder and/or over which such Shareholder has voting control from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders, the Director Designees are elected to the PUB Board and LSB Board, respectively. In addition, the PUB Old Shareholders agree that at all times material hereto, they will own or control, together with the Shares owned or controlled by the PUB New Shareholders, enough Shares to elect the Director Designees as contemplated hereunder.

(c) Each Shareholder agrees that he shall not enter into any agreement with any person, the effects of which would be inconsistent with or violative of any provision contained within this Agreement.

1.2 Failure to Designate a Board Member. In the absence of any designation of Director Designees by the PUB New Shareholders, the Director Designees previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

1.3 Removal of Board Members. Each Shareholder also agrees to vote, or cause to be voted, all Shares owned by such Shareholder, and/or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Subsections 1.1 or 1.2 of this Agreement may be removed from office other than for Cause (as defined below) unless such removal is directed or approved by the affirmative vote of a majority of the Shares held by the PUB New Shareholders; and

(b) any vacancies created by the resignation, removal or death of a director elected pursuant to Subsections 1.1 or 1.2 shall be filled pursuant to the provisions of this Section 1.

All Shareholders agree to execute any written consents required to perform the obligations of this Agreement, and PUB agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

For purposes of this Agreement, “Cause” shall mean indictment or conviction of, or plea of non contendre to, any felony or of any crime involving dishonesty or moral turpitude; (ii) participation in any fraud against PUB or any affiliate of PUB; (iii) material breach of such director’s duties to PUB or its affiliates under this Agreement or under any rules, policies, or procedures of PUB or an affiliate of PUB, which breach (if capable of being cured, as determined in the reasonable discretion of the PUB Board) remains uncured after fourteen (14) days written notice; (iv) intentional damage to any property of PUB or an affiliate of PUB; or (v) gross negligence, recklessness or willful misconduct by such director or employee which in the good faith and reasonable determination of the PUB Board demonstrates gross unfitness to serve or is harmful to PUB.

1.4 No Liability for Election of Recommended Directors. No Shareholder shall have any liability as a result of designating a person for election as a director hereunder for any act or omission by such designated person in his or her capacity as a director of either PUB or LSB, nor shall any Shareholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

1.5 Restrictions on Certain Actions. During the term of this Agreement, PUB shall not do any of the following or allow LSB to do any of the following without the approval of all Director Designees then serving on the PUB Board and LSB board, as applicable (but first giving due opportunity to the Shareholders to fill a Director Designee vacancy as contemplated hereunder):

(a) Sell or otherwise transfer a majority (more than 50%) of the shares of LSB.

(b) Enter into any agreement to change the name of LSB; provided, however, that no such approval of the Director Designees shall be necessary to amend the name of LSB to add a reference or notation to the effect that it is affiliated with PUB.

(c) Enter into any agreement to merge LSB into another entity or sell substantially all of the assets of LSB to another entity.

(d) Encumber substantially all of the assets of LSB; provided, however, that encumbrances upon the assets of LSB may be granted in the ordinary course of business as collateral for lines of credit with the Federal Reserve Bank, the Federal Home Loan Bank, or other financial institutions.

(e) Terminate, dismiss or constructively terminate the employment of Anthony J. Hall or cause LSB to terminate, dismiss or constructively terminate the employment of Anthony J. Hall other than for Cause.

2. Remedies.

2.1 Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of PUB and the Shareholders shall be entitled to an injunction, without the necessity of posting bond, to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

2.2 Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3. Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) five years after the date hereof; (b) the date upon which a registration statement filed by PUB with the Securities and Exchange Commission is declared effective; or (c) the date upon which the aggregate Shares held by the PUB New Shareholders is less than fifty percent of the aggregate shares issued to the PUB New Shareholders pursuant to the Merger Agreement, which amount shall be adjusted to account for stock splits, reverse splits, and stock dividends; provided, however, that for purposes of calculating the Shares referenced in subsection 3(c) above, any Shares transferred to estate trusts or other estate planning vehicles or, upon the death of a New Shareholder, to such New Shareholder’s heirs, devisees or legatees, shall be counted as being held by such New Shareholder.

4. Warranties. Each Shareholder severally represent(s) and warrant(s) and, as applicable, covenants to the others, and to PUB, with respect to his or her own Shares only, as follows:

(a) Such Shareholder is the sole record owner of the Shares listed in Schedule A or B, as applicable, and such Shares are not encumbered. On the date hereof, such shares constitute all the Shares owned of record by such Shareholder.

(b) There are no outstanding options or other rights to acquire from such Shareholder, or obligations of such Shareholder, to sell or to acquire any Shares.

(c) Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth herein.

(d) Shareholder has the legal capacity, power and authority to enter into and perform all of Shareholder’s obligations under this Agreement.

5. Miscellaneous.

5.1 Transfers. Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to PUB recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be a Shareholder. PUB shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such shares unless and until such transferee shall have complied with the terms of this Subsection 5.1. Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by PUB with the legend set forth in Subsection 5.10. Notwithstanding anything to the contrary herein, the transfer restrictions described in this Section 5.1 shall not apply so long as the PUB Old Shareholders and the PUB New Shareholders own enough Shares to elect the Director Designees as described herein after giving effect to any proposed transfer.

5.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.3 Governing Law. This Agreement shall be governed by the internal laws of the State of Utah.

5.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 5.6. If notice is given to PUB or LSB, a copy shall also be sent to Dorsey & Whitney LLP, Attn: David Marx, 136 South Main Street, Suite 1000, Salt Lake City, Utah 84101. If notice is given to a PUB New Shareholder, a copy shall also be sent to Parsons Behle & Latimer, Attn: Geoffrey W. Mangum, 201 So. Main Street, Suite 1800, Salt Lake City, Utah.

5.7 Consent Required to Amend, Terminate or Waive. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by all of the following: (a) PUB; (b) the PUB New Shareholders holding a majority of the Shares then held by the PUB New Shareholders provided that such consent shall not be required if the PUB New Shareholders do not then own at least fifty percent of the Shares issued to them pursuant to the Merger Agreement; (c) Anthony J. Hall, provided he is then living and has not been removed as a Director of both the PUB Board and the LSB Board for cause; and (d) the PUB Old Shareholders holding a majority of the Shares then held by the PUB Old Shareholders, provided that such consent shall not be required if the PUB Old Shareholders do not then own Shares representing at least twenty-five percent of the outstanding capital stock of PUB. Notwithstanding the foregoing:

(a) Schedule A and Schedule B hereto may be amended by PUB from time to time to reflect additional parties hereto; and

(b) any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party.

PUB shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto. Any amendment, termination or waiver effected in accordance with this Subsection 5.7 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver. For purposes of this Subsection 5.7, the requirement of a written instrument may be satisfied in the form of an action by written consent of the Shareholders circulated by PUB and executed by the Shareholder parties specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement.

5.8 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.9 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto), constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

5.10 Legend on Share Certificates. Each certificate representing any Shares that are subject to this Agreement shall be endorsed by PUB with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A SHAREHOLDERS’ AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT SHAREHOLDERS’ AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

PUB, by its execution of this Agreement, agrees that it will cause the certificates evidencing the shares subject to this Agreement to be issued and/or reissued and bear the legend required by this Subsection 5.10 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing shares upon written request from such holder to PUB at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by this Subsection 5.10 herein and/or the failure of PUB to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

5.11 Stock Splits, Stock Dividends, etc.. In the event of any issuance of shares of PUB’s voting securities hereafter to any of the Shareholders who are party to this Agreement (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Subsection 5.10.

5.12 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

5.13 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Utah and to the jurisdiction of the United States District Court for the District of Salt Lake County for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Utah or the United States District Court for the District of Salt Lake County, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

5.14 Aggregation of Stock. All Shares held or acquired by a New Shareholder and/or its affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

[Signature Pages Follow]

EXHIBIT 4.2

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first written above.

PEOPLE’S UTAH BANCORP

By:	/s/ Richard T. Beard
Name:	Richard T. Beard
Title:	President & CEO

Signature Page to Shareholders’ Agreement

EXHIBIT 4.2

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first written above.

By:

Name:

Title:

Signature Page to Shareholders’ Agreement

SCHEDULE A

PUB NEW SHAREHOLDERS AND SHARES

OWNED BY THEM

Name	Address	Shares Owned of Record By PUB New Shareholders

SCHEDULE B

PUB OLD SHAREHOLDERS AND SHARES OWNED OF RECORD BY THEM

Name	Address	Shares Owned of Record By PUB Old Shareholders

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on             , 20    , by the undersigned (the “Holder”) pursuant to the terms of that certain Shareholders’ Agreement dated as of October 18, 2013 (the “Agreement”), by and among People’s Utah Bancorp, a Utah corporation (“PUB”) and certain of the shareholders of PUB. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1 Acknowledgement. Holder acknowledges that Holder is acquiring certain common shares of PUB (the “Shares”), for one of the following reasons (Check the correct box):

☐	as a transferee of shares from a party in such party’s capacity as a “PUB Old Shareholder” bound by the Agreement, and after such transfer, Holder shall be considered a “PUB Old Shareholder” for all purposes of the Agreement.

☐	as a transferee of shares from a party in such party’s capacity as a “PUB New Shareholder” bound by the Agreement, and after such transfer, Holder shall be considered a “PUB New Shareholder” for all purposes of the Agreement.

1.2 Agreement. Holder hereby (a) agrees that the Shares shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:

By:

Name and Title of Signatory

Address:

Facsimile Number:

ACCEPTED AND AGREED:

PEOPLE’S UTAH BANCORP

By:

Name:	Richard T. Beard

Title:	President & CEO